Exhibit 99.1

PEABODY ENERGY
News Release

CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
September 1, 2011

PEABODY ENERGY ASSESSES THIRD QUARTER AND
FULL YEAR IMPACTS FROM NORTH GOONYELLA ROOF FALL

St. Louis, Sept. 1 - Peabody Energy (NYSE: BTU) announced today that it expects production at its North Goonyella Mine in Queensland to resume in four to six weeks, following a mid-August roof fall at the mine.
The company estimates a third quarter 2011 EBITDA impact of up to $125 million with full-year effects of up to $175 million. North Goonyella typically produces 200,000 to 250,000 tons per month of high quality hard coking coal. Estimated impacts include reduced shipments as well as higher costs resulting from lower production and recovery activities.
The roof fall blocked the main entry to the mine, at a time when production was largely halted for the completion of a longwall relocation. There were no injuries, and the company immediately contacted relevant agencies to secure re-entry to the mine. The company subsequently worked through detailed engineering for the recovery plan, regulatory approvals, discussions with customers and related force majeure notices. Based on current estimates, production at the mine is now expected to resume in early October.
The company has revised its financial targets to reflect these impacts. Peabody now targets third quarter 2011 adjusted diluted earnings per share in the range of $0.70 to $0.90 and EBITDA of $450 to $550 million, with full-year adjusted diluted earnings per share targets of $3.70 to $4.15 and full-year EBITDA of $2.125 billion to $2.325 billion.
Peabody Energy is the world's largest private-sector coal company and a global leader in clean coal solutions. With 2010 sales of 246 million tons and nearly $7 billion in revenues, Peabody Energy fuels 10 percent of U.S. power and 2 percent of worldwide electricity.
-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Sept. 1, 2011. These factors are difficult to accurately predict and may be beyond the company's control. The company does not undertake to update its forward-looking statements. Factors that could affect the company's results include, but are not limited to: demand for coal in the United States and the seaborne thermal and metallurgical coal markets; price volatility and demand, particularly in higher-margin products and in our trading and brokerage businesses; impact of weather on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, co-shippers, trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; successful implementation of business strategies, including our Btu Conversion and generation development initiatives; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; access to capital and credit markets and availability and costs of credit, margin capacity, surety bonds, letters of credit, and insurance; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including new environmental requirements, changes in income tax regulations or other regulatory taxes; litigation, including claims not yet asserted; and other risks detailed in the company's reports filed with the Securities and Exchange Commission (SEC).

Included in our release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations. We have defined below the non-GAAP financial measures that we use and have included in the following tables of this release reconciliations of these measures to the most directly comparable GAAP measures.

EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company's ability to meet debt service and capital expenditure requirements.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations and diluted earnings per share excluding the impact of the remeasurement of foreign income tax accounts. Management has included these measures because, in management's opinion, excluding such impact is a better indicator of the company's ongoing effective tax rate and diluted earnings per share, and is therefore more useful in comparing the company's results with prior and future periods.

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes - 2011 Targets (Unaudited)

(Dollars in Millions, Except Per Share Data)
	Quarter Ending Sept. 30, 2011		Year Ending Dec. 31, 2011
	Targeted Results		Targeted Results
	Low	High	Low	High

EBITDA	$450	$550	$2,125	$2,325
Depreciation, Depletion and Amortization	118	128	465	478
Asset Retirement Obligation Expense	15	12	54	48
Interest Income	(2)	(4)	(12)	(14)
Interest Expense	52	50	202	200
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	66	105	367	436
Adjusted Income from Continuing Operations (1)	201	259	1,049	1,177
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—	22	22
Income from Continuing Operations, Net of Income Taxes	$201	$259	$1,027	$1,155

Net Income Attributable to Noncontrolling Interests	$9	$12	$35	$40

Adjusted Diluted EPS:

Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.70	$0.90	$3.62	$4.07
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—	0.08	0.08
Adjusted Income from Continuing Operations	$0.70	$0.90	$3.70	$4.15

(1) In order to arrive at the numerator used to calculate adjusted diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2) Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.